EXHIBIT 99.1


NEWS RELEASE                                                       [LOGO]PHOENIX

FOR IMMEDIATE RELEASE                                           One American Row
                                                                     PO Box 5056
CONTACT:  MEDIA RELATIONS:                                Hartford CT 06102-5056
          ---------------                                      www.phoenixwm.com
          ALICE S. ERICSON    860-403-5946
          INVESTOR RELATIONS:
          -------------------
          PETER A. HOFMANN  860-403-7100


         The Phoenix Companies, Inc. Updates Third Quarter 2006 Earnings

HARTFORD, CT., NOVEMBER 6, 2006 - The Phoenix Companies, Inc. (NYSE:PNX) today announced that prior to the filing of its quarterly report on Form 10-Q for the third quarter of 2006, it received notice regarding a death claim in a run-off block of corporate owned life insurance. This subsequent event will change the company's earnings that were previously released on October 26, 2006.

      The impact of the claim on the company's net income is $4.5 million before taxes and $3.1 million after taxes, and will be reported in the Traditional Life product line in the Life and Annuity segment. As a result of this claim, Phoenix's net income for the third quarter of 2006 will be $34.3 million, or $0.30 per diluted share, a 30 percent rise from $26.4 million, or $0.26 per diluted share, in the third quarter of 2005.

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                                    THIRD QUARTER 2006
   -------------------------------- ----------------------------------------
                                    AS REPORTED            AS UPDATED
   -------------------------------- ---------------------- -----------------
   NET INCOME ($ in millions)       $37.4                  $34.3
   -------------------------------- ---------------------- -----------------
   NET INCOME PER SHARE
   -------------------------------- ---------------------- -----------------
   Basic                            $0.33                  $0.30
   -------------------------------- ---------------------- -----------------
   Diluted                          $0.32                  $0.30
   -------------------------------------------------------------------------

      With roots dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) helps individuals and institutions solve their often highly complex personal financial and business planning needs through its broad array of life insurance, annuities and investments. In 2005, Phoenix had annual revenues of $2.6 billion and total assets of $27.7 billion. For more information, visit www.phoenixwm.com.
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